Exhibit 99.1

Chaparral Energy Closes EOR Asset Sale for $170 Million, Transitions to Pure-play STACK Operator

Oklahoma City, November 20, 2017 — Chaparral Energy, Inc. (OTCQB: CHPE) announced today that it has closed the sale of its North Burbank and Texas Panhandle enhanced oil recovery (EOR) assets. The properties, which represented approximately 5,700 barrels of oil equivalent per day (Boe/d) of the company’s 24,500 Boe/d of total production, were sold to Perdure Petroleum for $170 million, subject to customary closing adjustments and certain contingent payments through December 2020.

“We are pleased to announce that the close of this sale effectively completes Chaparral’s transition to a pure-play STACK operator,” said Chaparral Chief Executive Officer Earl Reynolds. “Our transition away from EOR operations will allow us to focus our capital and operational activity almost exclusively on accelerating the development of our more than 3,500 STACK drilling locations across our 110,000 net acre position in Kingfisher, Garfield and Canadian counties.”

The company has used the proceeds from the sale to fully repay the outstanding $149.2 million balance on its term loan and will also repay a portion of its credit facility. In addition, the company’s bank lending group has confirmed its $225 million borrowing base under its bank credit facility following the sale and associated monetization of certain commodity derivatives.

As of September 30, 2017, Chaparral had $153 million outstanding on its credit facility and liquidity of $93.6 million, consisting of $71.2 million undrawn capacity on its credit facility and $22.4 million of cash. Pro forma for the divestiture, the company’s liquidity is approximately $105 million.

“Chaparral remains focused on maintaining a strong balance sheet through capital discipline, spending within cash flow and potential future non-core asset sales,” said Reynolds. “By fully repaying our term loan and a portion of our credit facility balance, we are able to secure the financial flexibility necessary to position us well for future growth and ensure our ability to thrive even in a $40 to $60 oil environment.”

CIBC Griffis Small served as financial advisor for this transaction.

About Chaparral
Chaparral is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a leading Mid-Continent operator with focused operations in Oklahoma’s highly economic STACK Play, where it has approximately 110,000 net acres and more than 3,500 potential drilling locations primarily in Kingfisher, Canadian and Garfield counties. The company has potential total production reserves of more than 1 billion barrels of oil equivalent and more than 350,000 net surface acres in the Mid-Continent region. For more information, please visit chaparralenergy.com.

Statements made in this release contain “forward-looking statements.” These statements are based on certain assumptions and expectations made by Chaparral, which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments, potential for reserves and drilling, completion of current and future acquisitions, and growth, benefits of acquisitions, future competitive position and other factors believed to be appropriate. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the decline in the reserve values of our properties that may result in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, the impact of natural disasters on our present and future operations, the impact of government regulation and the operating hazards attendant to the oil and natural gas business. Please read “Risk Factors” in our annual reports on form 10-K and other public filings. We undertake no duty to update or revise these forward-looking statements.

Media Contact
Brandi Wessel

Manager – Corporate Communications

405-426-6657

brandi.wessel@chaparralenergy.com

Investor Contact
Joe Evans

Chief Financial Officer

405-426-4590

joe.evans@chaparralenergy.com